Exhibit 5.1

June 18, 2013

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

Re:	Registration Statement on Form S-3 (File No. 333-189023)

5.250% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), and the direct or indirect subsidiaries of the Company that are listed on Schedule 1 hereto (the “Guarantors”, and collectively with the Company, the “Issuers”), in connection with the issuance and sale by the Company of $275,000,000 aggregate principal amount of its 5.250% Senior Notes due 2023 (the “Notes”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of June 13, 2013 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and RBC Capital Markets, LLC, for themselves and as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”), the Company and the Guarantors, which Notes are being guaranteed on an unsecured basis by each of the Guarantors (the “Guarantees”). The Notes, together with the Guarantees, are to be issued under an indenture, dated June 18, 2013 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and are to be offered and sold pursuant to a prospectus supplement, dated June 13, 2013 (the “Prospectus Supplement”), and the accompanying base prospectus, dated June 3, 2013 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s effective registration statement on Form S-3 (File No. 333-189023) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originally executed counterparts or copies identified to our satisfaction of such corporate records and other documents as we have deemed necessary or appropriate for purposes of this opinion letter, including the following:

(a)	the Indenture;

(b)	the form of the Notes;

(c)	the Underwriting Agreement;

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June 18, 2013

(d)	the Registration Statement;

(e)	the Prospectus;

(f)	with respect to the Company, (i) its Amended and Restated Declaration of Trust, as amended to date, (ii) its Amended and Restated Bylaws, as amended to date, and (iii) the authorizing resolutions of its Board of Trustees and of the committees thereof with respect to the issuance and sale of the Notes; in each case as recently certified to us by an officer of the Company;

(g)	with respect to each Guarantor, (i) its articles of incorporation, certificate of incorporation, articles of organization, certificate of formation or similar formation document, as applicable, as amended to date, (ii) its bylaws, operating agreement, limited liability company agreement or similar constituent agreement, as applicable, as amended to date, and (iii) the authorizing resolutions of its directors, managers, members or other governing body, as applicable, with respect to the Guarantee of such Guarantor; in each case as recently certified to us by an officer or other authorized representative of such Guarantor;

(h)	certificates of good standing, certificates of existence and similar certificates of recent date given with respect to each Issuer by the secretary of state or similar public official of the state of incorporation, organization or other formation, as applicable, of such Issuer; and

(i)	such other agreements, certificates, documents, decrees, orders, records and papers, including certificates of public officials and certificates of officers or other representatives of one or more of the Issuers as we have deemed relevant or necessary to give the opinions and confirmations set forth below.

The Indenture, Notes and Underwriting Agreement are referred to herein collectively as the “Transaction Documents” and individually as a “Transaction Document.” The agreements, certificates, documents, decrees, orders, records and papers covered by, or reviewed or otherwise relied upon by us in connection with giving, a particular opinion or confirmation set forth in this opinion letter, including the Transaction Documents, are referred to herein collectively as the “Reviewed Documents” and individually as a “Reviewed Document.”

We have relied, with respect to certain factual matters relevant to this opinion letter, on the representations and warranties of the Issuers set forth in the Transaction Documents and the factual certificates or comparable documents of officers and other representatives of one or more of the Issuers as we have deemed relevant or necessary for purposes of the opinions and statements expressed herein, all of which representations, warranties, certificates and documents we have assumed, without independent investigation on our part, to be true, correct and complete as of the date hereof.

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June 18, 2013

For purposes of the opinions and statements expressed herein, we have assumed, without independent investigation on our part, that (i) each Reviewed Document submitted to us as an original is authentic; (ii) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (iii) all signatures appearing on each Reviewed Document are genuine; (iv) each party to the Transaction Documents (other than an Issuer) is existing and in good standing in its jurisdiction of formation, is qualified as a foreign entity in each jurisdiction where such qualification is necessary to its enforcement of the Transaction Documents and has the requisite power and authority (corporate, limited liability company, partnership or other) to execute and deliver (or accept) and perform its obligations under the Transaction Documents; (v) the execution and delivery (or acceptance) and performance of each Transaction Document have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of, and each Transaction Document has been duly executed and delivered (or accepted) by, each party thereto (other than an Issuer) in the form executed by the applicable Issuers, and each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto (other than an Issuer) enforceable against each such party in accordance with its terms; (vi) all natural persons who have signed or will sign any of the Reviewed Documents had, or will have, as the case may be, the competence and legal capacity to do so at the time of such signature; (vii) there is no agreement, understanding, course of dealing or performance, usage of trade or writing defining, supplementing, amending, modifying, waiving or qualifying the terms of the Transaction Documents; (viii) there is no circumstance (such as, but not limited to, mutual mistake of fact or misunderstanding, fraud, duress, undue influence, waiver or estoppel) extrinsic to the Transaction Documents which might give rise to a defense against enforcement or effectiveness of any of the Transaction Documents; (ix) the conduct of all of the parties and their respective agents in connection with the Transaction Documents and the transactions contemplated thereby (the “Transactions”) has complied with any requirement of good faith, fair dealing and conscionability; and (x) there is no requirement for any consent, approval or authorization by any governmental authority or other person to be obtained by any of the Underwriters or the Trustee with regard to their execution, delivery, acceptance or performance of any Transaction Document other than a consent, approval or authorization which has been obtained and remains in full force and effect.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:

1.	When the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the

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Indenture as described in the Registration Statement and the Prospectus, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	When the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture as described in the Registration Statement and the Prospectus, the Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions and statements expressed herein are subject to the following additional qualifications and limitations:

A.	Our opinions and statements expressed herein are restricted to matters governed by: (i) the federal laws of the United States of America and the laws of the States of Missouri and New York; (ii) with respect to the opinion expressed in numbered paragraph 1 above as to the Company, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland; (iii) with respect to the opinion expressed in numbered paragraph 2 above as to those Guarantors which are Delaware corporations, the General Corporation Law of Delaware, 8 Del. Code Ann. §§ 101 et seq.; (iv) with respect to the opinion expressed in numbered paragraph 2 above as to those Guarantors which are Delaware limited liability companies, the Delaware Limited Liability Company Act, 6 Del. Code Ann. §§ 18-101 et seq.; and (v) with respect to the opinion expressed in numbered paragraph 2 above as to the Guarantor which is a New Hampshire limited liability company, the New Hampshire statutes with respect to limited liability companies, NH Rev. Stat. §§ 304-C:1 et seq., and we express no opinion as to any matter arising under the laws of any other jurisdiction, including the statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions of any state.

B.	The enforceability of each Transaction Document is subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, assignment for the benefit of creditors and other similar laws affecting the rights and remedies of creditors. This qualification includes the avoidance, fraudulent transfer and preference provisions of the federal Bankruptcy Code of 1978 (11 U.S.C. §§ 101 et seq.), as amended, and the fraudulent transfer and conveyance laws of the State of Missouri and of the State of New York, and we express no opinion that any Transaction provided for in the Transaction Documents would not be subject to avoidance or otherwise adversely affected under such provisions or laws.

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June 18, 2013

C.	The enforceability of each Transaction Document is subject to the effect of principles of equity (including those respecting the concepts of reasonableness, materiality, good faith and fair dealing and the availability of injunctive relief or specific performance), whether considered in a proceeding at law or in equity, and the limitations imposed by applicable procedural requirements of applicable state or federal law.

D.	The enforceability of each Transaction Document is subject to: (1) the effect of generally applicable rules of law that limit or deny the enforceability of provisions (i) purporting to waive defenses or rights or the obligations of good faith, fair dealing, diligence and reasonableness; (ii) purporting to authorize a party to take discretionary independent actions for the account of, or as agent or attorney-in-fact for, a party to the Indenture under a Transaction Document; or (iii) purporting to provide for the indemnification or exculpation of, or contribution to, a party with respect to such party’s intentional acts or gross negligence, with respect to securities law violations or to the extent that such provisions violate public policy considerations; and (2) the effect of generally applicable rules of law that govern and afford judicial discretion regarding the determination of damages.

E.

We express no opinion as to the enforceability of: (i) any contractual provision which either directly or indirectly limits or tends to limit the time in which any suit or action may be instituted by a party; (ii) any contractual provision which requires a party to execute and deliver additional agreements or instruments other than agreements or instruments which are limited in effect to effectuating the express terms of a Transaction Document and do not expand or modify such terms; (iii) any contractual provision whereby a party or parties submit to the jurisdiction of a particular court or forum for the adjudication of disputes or waive any claim, defense or right of appeal based upon a lack of jurisdiction, inconvenient forum, venue or the like; (iv) any waiver by a party of personal service of process or any consent of a party to service of process upon it in a manner that does not satisfy the requirements of applicable law; (v) any waiver by a party of its right to a jury trial; (vi) any severability provision in any Transaction Document; (vii) any right of set-off in any Transaction Document; (viii) redemption premiums or debt prepayment or yield-maintenance fees; (ix) default, post-judgment or redemption period rates of interest; (x) the recovery of attorneys’ or collection agency fees; (xi) appointment of a receiver as a matter of right or otherwise without prior judicial approval thereof; (xii) any contractual provision which would have the effect of giving the Trustee or a holder of any Notes cumulative or duplicative remedies, to the extent such accumulated or duplicate remedies purport to or would have the effect of compensating the Trustee or such holder in any amount in excess of the

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actual amount of loss suffered by the Trustee or such holder, as applicable; (xiii) any waiver of rights or remedies which, by applicable law, cannot be waived by agreement; and (xiv) any modification or waiver of evidentiary standards established by applicable law.

F.	Our opinions, insofar as they relate to provisions of the Transaction Documents concerning the choice of law or purporting to constitute a submission to the jurisdiction of one or more specified courts, are rendered solely in reliance upon New York General Obligations Law Section 5-1401 and 5-1402, and New York Civil Practice Law and Rules, Rule 327(b), and are expressly conditioned upon the assumption that the legality, validity, binding effect and enforceability of such provisions will be determined by a court of the State of New York or a United States Federal court sitting in New York and applying New York choice of law rules, including such Sections 5-1401 and 5-1402.

G.	The enforceability of any provision of a Transaction Document which purports to be a guarantee of the payment or performance of obligations of another person (“guaranteed obligations”), including the Guarantees, is subject to the effect of generally applicable rules of law that may discharge the Guarantor to the extent that (i) action or inaction by a beneficiary of the guaranteed obligations impairs the value of collateral securing guaranteed obligations to the detriment of such Guarantor or (ii) the guaranteed obligations are materially modified without the consent of such Guarantor.

H.

With respect to the Guarantees of those Guarantors which are Missouri corporations, we advise you that the Missouri General Business Corporation Law specifically provides for the power of a corporation to enter into guaranties. Mo. Rev. Stat. § 351.385(7); see Charter Capital Group, Inc. v. Cook, 813 S.W. 2d 383, 385 (Ct. App. Mo. 1991) (dictum). See also, State v. Long-Bell Lumber Co., 12 S.W. 2d 64, 83-84 (Mo. 1928) (corporation has implied power to guaranty bonds issued to finance the construction of improvements which substantially benefited the corporation’s development). However, we are aware of an unpublished court opinion in which the issue was whether a corporation’s guaranty was invalid under Article XI, Section 7 of the Missouri Constitution and Mo. Rev. Stat. § 351.160. Those provisions prohibit and invalidate fictitious issues of securities or increases in indebtedness by a corporation. According to the court’s opinion, the purpose of those provisions is to insure that a corporation does not incur an obligation unless it receives reasonably equivalent consideration in return. The court did not expressly rule that a corporate guaranty could be prohibited by those provisions but found that the guarantor had received adequate consideration for its guaranty because the proceeds of the guaranteed loans were used to pay off an antecedent indebtedness of the guarantor.

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In re Holden Fertilizer Service, Inc., No. 89-41949-2-11, Slip Op. at 5-6 (Bankr. W.D. Mo., Sept. 20, 1990). Although the guaranty was upheld, the court’s opinion raises the uncertainty that the Missouri fictitious indebtedness provisions would invalidate a corporate guaranty of a Missouri corporation which is given without sufficient benefit to the guarantor.

I.	Certain waivers, procedures, remedies and other provisions of any Transaction Document may be rendered unenforceable or limited by the laws, regulations or judicial decisions of the State of Missouri or of the State of New York within the scope of this opinion letter, but such laws, regulations and judicial decisions would not render any of such Transaction Documents invalid as a whole under the laws of the State of Missouri or of the State of New York and would not make the remedies available under such Transaction Documents inadequate for the practical realization of the principal rights and benefits purporting to be afforded thereby, except for the economic consequences of any judicial, administrative or other delay or procedure which may be imposed by applicable law.

J.	Our opinions and statements expressed herein are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement such opinions or statements in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the Transactions and becoming known to us after the date hereof.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion letter is provided to you on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder.

Sincerely,

/s/ Stinson Morrison Hecker LLP

EPR Properties

June 18, 2013

SCHEDULE 1

Guarantors

1.	30 West Pershing, LLC, a Missouri limited liability company

2.	EPT DownREIT II, Inc., a Missouri corporation

3.	EPT Huntsville, Inc., a Delaware corporation

4.	Megaplex Four, Inc., a Missouri corporation

5.	WestCol Center, LLC, a Delaware limited liability company

6.	EPT Melbourne, Inc., a Missouri corporation

7.	Crotched Mountain Properties, LLC, a New Hampshire limited liability company

8.	Education Capital Solutions, LLC, a Delaware limited liability company

9.	EPR Hialeah, Inc., a Missouri corporation

10.	EPT 909, Inc., a Delaware corporation

11.	EPT Crotched Mountain, Inc., a Missouri corporation

12.	EPT Kalamazoo, Inc., a Missouri corporation

13.	EPT Mad River, Inc., a Missouri corporation

14.	EPT Mount Attitash, Inc., a Delaware corporation

15.	EPT Mount Snow, Inc., a Delaware corporation

16.	EPT Nineteen, Inc., a Delaware corporation

17.	EPT Ski Properties, Inc., a Delaware corporation

18.	EPT Waterparks, Inc., a Delaware corporation

19.	Megaplex Nine, Inc., a Missouri corporation

20.	ECS Douglas I, LLC, a Delaware limited liability company

21.	EPT Dallas, LLC, a Delaware limited liability company

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22.	EPT Fontana, LLC, a Delaware limited liability company

23.	EPT Twin Falls, LLC, a Delaware limited liability company

24.	Flik, Inc., a Delaware corporation

25.	EPT Gulf Pointe, Inc., a Delaware corporation

26.	EPT Mesquite, Inc., a Delaware corporation

27.	EPT South Barrington, Inc., a Delaware corporation

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